UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.      )
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ENTERASYS NETWORKS, INC.

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50 Minuteman Road
Andover, Massachusetts 01810
April 21, 2005
Dear Stockholder:
      You are cordially invited to attend our 2005 Annual Meeting of Stockholders to be held on Wednesday, June 8, 2005 at the offices of Ropes & Gray LLP, One International Place, Boston, MA 02110.
      At this meeting, you are being asked to elect seven members of our Board of Directors and transact such other business as may properly come before the meeting and any and all adjourned sessions thereof.
      YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE DIRECTOR NOMINEES.
      You should read with care the proxy statement that describes the director nominees and which presents other important information. Please complete, sign and return your proxy promptly in the enclosed envelope. We are also offering our stockholders the opportunity to vote electronically via the Internet or by telephone, detailed instructions for which are enclosed.
      We hope that you will join us on June 8, 2005.

Sincerely,

Mark Aslett
Chief Executive Officer and President

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Wednesday, June 8, 2005
       Notice is hereby given that the Annual Meeting of Stockholders of Enterasys Networks, Inc. (the “Company”) will be held at the offices of Ropes & Gray LLP, One International Place, Boston, MA 02110, on Wednesday, June 8, 2005 at 10:00 a.m., Eastern Time, for the following purposes:

1. To elect seven members of our Board of Directors; and

2. To transact such other business as may properly come before the meeting and any and all adjourned sessions thereof.
      Only stockholders of record at the close of business on April 11, 2005 are entitled to notice of and to vote at the Annual Meeting of Stockholders and any and all adjourned sessions thereof.

By order of the Board of Directors,

Gerald M. Haines II
Secretary
Andover, Massachusetts
April 21, 2005
IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING. PLEASE VOTE EITHER ELECTRONICALLY, BY TELEPHONE OR BY SIGNING AND RETURNING THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.

ENTERASYS NETWORKS, INC.
50 Minuteman Road
Andover, Massachusetts 01810
PROXY STATEMENT
For the 2005 Annual Meeting of Stockholders
To Be Held on Wednesday, June 8, 2005
ANNUAL MEETING
      The enclosed form of proxy is solicited on behalf of the Board of Directors of Enterasys Networks, Inc. (the “Company”) for use at the Annual Meeting of Stockholders (the “Meeting”) to be held at the offices of Ropes & Gray LLP, One International Place, Boston, MA 02110, on Wednesday, June 8, 2005, at 10:00 a.m., Eastern Time, and at any and all adjourned sessions thereof.
      The proxies named in the form of proxy have been designated by the Board of Directors of the Company. Giving the proxy will not affect your right to revoke the proxy prior to voting or your right to vote in person should you decide to attend the Meeting. Shares represented by the enclosed form of proxy, when properly executed and presented, will be voted as directed therein.
      This Proxy Statement, the enclosed form of proxy and the Company’s Annual Report to Stockholders (the “Annual Report”), including financial statements for the fiscal year ended January 1, 2005, will be mailed together to the Company’s stockholders on or about April 29, 2005.
Matters to be Considered at the Annual Meeting
      The specific proposals to be considered and acted upon at the Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders.
Proxy Solicitation
      The expense of soliciting proxies will be borne by the Company. Officers and regular employees of the Company (who will receive no compensation in addition to their regular salaries) may communicate directly or by mail, telephone, or other communication methods with stockholders to solicit proxies. The Company will also reimburse brokers and other persons for their reasonable charges and expenses in forwarding soliciting materials to their principals.
Outstanding Shares and Voting Power
      The holders of record of shares of the Company’s common stock, $.01 par value per share (the “Common Stock”), at the close of business on April 11, 2005 are entitled to receive notice of and to vote at the Meeting. As of that date the Company had outstanding 218,434,961 shares of Common Stock. All outstanding shares of the Company’s Common Stock vote together as a single class on all matters. On each matter to come before the Meeting, each share of Common Stock is entitled to one vote.
      Consistent with state law and under the Company’s By-laws, a majority of the shares entitled to vote on a particular matter, present in person or represented by proxy, constitutes a quorum. Abstentions and “broker non-votes” (i.e., shares represented at the Meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have discretionary voting power on a particular matter) are counted as present for the purpose of determining the presence of a quorum for the transaction of business. Votes cast by proxy or in person at the Meeting will be counted by persons appointed by the Company to act as election inspectors for the Meeting.
      The nominees for election as directors at the Meeting will be elected if they receive a plurality of votes properly cast. The election inspectors will count the total number of votes cast “for” each nominee for the purpose of determining which nominees have received the most votes. Neither abstentions nor broker non-votes will have any effect on the outcome of voting on the election of the Directors.

Voting Electronically Via the Internet or by Telephone
      Stockholders whose shares are registered directly with EquiServe may vote either via the Internet or by calling EquiServe. Specific instructions to be followed by any registered stockholder interested in voting via the Internet or by telephone are set forth on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate your identity and to allow you to vote your shares and to confirm that your instructions have been properly recorded.
      If your shares are registered in the name of a bank or brokerage firm and you have not elected to receive your Annual Report and Proxy Statement over the Internet, you may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible stockholders who receive a paper copy of the Annual Report and Proxy Statement the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in ADP’s program, your voting form will provide instructions. If your voting form does not reference Internet or telephone information, or if you do not wish to vote via the internet or telephone, please complete and return the paper proxy card in the self-addressed, postage paid envelope provided. Stockholders who elected to receive the Annual Report and Proxy Statement over the Internet will receive an e-mail on or about April 29, 2005 with information on how to access the Annual Report and Proxy Statement and instructions for voting.
Voting and Revocation of Proxies
      You may revoke your proxy at any time before it is exercised by (i) returning to the Company another properly signed proxy representing such shares and bearing a later date, (ii) delivering a written revocation to the Secretary of the Company, or (iii) attending the Meeting or any adjourned session thereof and voting in person the shares covered by the proxy. Shares represented by the enclosed form of proxy properly executed and returned, and not revoked, will be voted at the Meeting as directed therein. If a proxy is properly executed and received by the Secretary of the Company, but no instructions are indicated, then the proxy will be voted to elect the persons named below as nominees for director.

PROPOSAL FOR ELECTION OF DIRECTORS
      The Board of Directors has voted to fix the number of directors at eight. Unless otherwise instructed, the enclosed proxy will be voted to elect the persons named below as director nominees for a term of one year expiring at the 2006 Annual Meeting of Stockholders or, if later, at the time their respective successors are duly elected and qualified. If any nominee is unavailable as a candidate at the Meeting, votes pursuant to the proxy will be voted either for a substitute nominee designated by the Board of Directors or, in the absence of such designation, in such other manner as the directors may in their discretion determine. Alternatively, in such a situation, the Board of Directors may take action to fix the number of directors for the ensuing year at less than eight, depending on the number of nominees who are then able to serve. The Board of Directors does not anticipate that any nominee will become unavailable as a candidate.
      Previously, the Company’s Restated Certificate of Incorporation and By-Laws provided for the classification of the Board of Directors into three classes. A stockholder proposal to declassify the Board of Directors was approved at the Company’s 2004 Annual Meeting of Stockholders, resulting in the elimination of the classification of directors. Consequently, the term of office of the Class I and Class III directors expires at the Meeting and the term of office of the Class II director will expire at the 2006 Annual Meeting of Stockholders.
      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES AS DIRECTOR.
      The nominees as director, and the director whose term expires at the 2006 Annual Meeting of Stockholders, are as follows:
Nominees as Director
Term Expires 2006
Mark Aslett, 37
Chief Executive Officer and President
Director since July 2004
      Mr. Aslett served as the Company’s President and Chief Operating Officer from July 2004 until his appointment as Chief Executive Officer and President in February 2005. From April 2003 to July 2004, Mr. Aslett served as the Company’s President. Prior to joining the Company, from June 2001 through November 2002, Mr. Aslett was Executive Vice President, Marketing at Marconi Networks, a telecommunications equipment and solutions provider. From May 2000 to June 2001, he was Managing Partner of Marconi Ventures LLC, a private equity fund. From September 1999 through May 2000, he was Vice President, Portfolio Management and Development at Marconi Capital and Systems Group, a supplier of advanced industrial, electronic and information technology solutions.
Paul R. Duncan, 64
Director since 1989
Member of the Audit Committee
      Mr. Duncan was an Executive Vice President of Reebok International, Inc., a manufacturer of athletic footwear and apparel, from 1990 until his retirement in 2001, except for the period of May 1, 1999 through January 30, 2000 when Mr. Duncan temporarily retired. Mr. Duncan also served as Chief Operating Officer of Reebok from June 1995 to October 1995, Chief Financial Officer from May 1985 to June 1995 and has been a director of Reebok since May 1989.
Michael Gallagher, 45
Director since June 2003
Member of the Compensation Committee and Chairman of the
Corporate Governance, Ethics and Nominating Committee
      Mr. Gallagher has served as a Director of the Company since June 2003 and is President of Flarion Technologies Inc., a maker of mobile communications network devices. Mr. Gallagher joined Flarion in March 2001, and, prior to joining Flarion, served as Senior Vice President for Worldwide Sales and Operations for Nortel Networks’ IP Services business unit (formerly Shasta Networks, which was acquired by Nortel in April 1999) from January 1999 to January 2001. Prior to joining Shasta Networks, Mr. Gallagher served as Senior Vice President, North American Sales for Bay Networks, a computer networking company, from 1990 to 1999.

Edwin A. Huston, 66
Director since August 2001
Chairman of the Compensation Committee and
Member of the Audit Committee
      Mr. Huston was Vice Chairman of Ryder System, Inc., an international logistics and transportation solutions company, from May 1999 to June 2000, when he retired. Mr. Huston also served Ryder as Executive Vice President, Finance from 1979 to 1986, Senior Executive Vice President, Finance from 1986 to 1999 and Chief Financial Officer from 1979 to 1999. From 1991 to 1993, he served as Chairman of the Federal Reserve Bank in Atlanta. Mr. Huston also serves as a director of Unisys Corporation, Answerthink, Inc., and Kaman Corporation.
William K. O’Brien, 60
Executive Chairman
Director since April 2002
      Mr. O’Brien served as Chief Executive Officer of the Company from April 2002 until his appointment as Executive Chairman in February 2005. Prior to joining the Company, from July 2000 to March 2002, he was retired. From July 1998 through June 2000, he was a Global Managing Partner of PriceWaterhouseCoopers LLP, serving on the Global Leadership Team as a transition leader for the merger of Price Waterhouse LLP and Coopers & Lybrand LLP worldwide and as a Global Leader of Human Capital.
Bruce J. Ryan, 61
Nominee for Director
      Since December 2002, Mr. Ryan has served as a Director of Infinicon Systems, Inc., a provider of end-to-end networking products for high performance business computing. Mr. Ryan was appointed Infinicon’s Chairman in November 2003 and served as interim Chief Executive Officer from November 2003 through July 2004. He is currently the Non-Executive Chairman of Infinicon. From February 1998 to October 2002, Mr. Ryan served as EVP and Chief Financial Officer of Global Knowledge Network, Inc., a provider of training and enterprise learning services for information technology and management professionals. From July 1994 to October 1997, Mr. Ryan served as EVP and Chief Financial Officer of Amdahl Corporation, a provider of information technology solutions. Mr. Ryan is a member of the board of directors of Computer Network Technology Corporation, KVH Industries, Inc., Axeda Systems, Inc., and Tarantella, Inc.
James Sims, 59
Director since June 2004
Member of the Compensation Committee and the
Corporate Governance, Ethics and Nominating Committee
      Since December 1999, Mr. Sims has served as Chairman and Chief Executive Officer of GEN3 Partners, a R&D services firm that helps Fortune 500 companies overcome barriers to developing and commercializing product innovations. Mr. Sims is also a member of the board of directors of RSA Security.
Continuing Director
Term Expires 2006
Ronald T. Maheu, 62
Director since February 2003
Chairman of the Audit Committee and Member of the
Corporate Governance, Ethics and Nominating Committee
      Mr. Maheu provides strategic and financial advice to technology and other companies and was a Lecturer at Boston University’s Graduate School of Management. He was on the U.S. and Global Boards of Partners and Principals of PricewaterhouseCoopers LLP from 1998 to 2001 and during the same period served on the Finance and Nominating Committees of both boards. He also served on the Global Audit Committee of PricewaterhouseCoopers LLP. Mr. Maheu is a member of the board of directors of Charles River Associates, Inc. and Wright Express Corporation.

CORPORATE GOVERNANCE
Information with Respect to the Board of Directors and Committee Organization

General
      The Company maintains a corporate governance page on its website which includes key information about its corporate governance initiatives, including, among other things, its Corporate Governance Guidelines, Code of Conduct (which embodies the Company’s Code of Ethics) and charters for the committees of the Board of Directors. The corporate governance page can be found at www.enterasys.com, by clicking on “Company Info” and then “Corporate Governance.” The Company’s policies and practices reflect corporate governance initiatives that are compliant with the listing standards of the New York Stock Exchange and the corporate governance requirements of the Sarbanes-Oxley Act of 2002 and the Securities and Exchange Commission.

Board of Directors
      During the fiscal year ended January 1, 2005, the Board of Directors of the Company held a total of six meetings and acted by unanimous written consent on five other occasions. The Company has a standing Audit Committee, a standing Compensation Committee and a standing Corporate Governance, Ethics and Nominating Committee, each of which is more fully described below. No director attended fewer than 75% of the Board of Directors meetings or meetings of committees of the Board of Directors on which he served. The Company requires, to the extent practicable, all directors to attend the Company’s annual meeting of stockholders. At last year’s annual meeting of stockholders held on June 9, 2004, Messrs. O’Brien, Duncan, Gallagher and Huston were in attendance. Mr. Aslett attended the meeting in his capacity as President, as he was not a member of the Board of Directors at that time, and Mr. Sims did not attend as he was not a member of the Company’s Board of Directors at that time. Mr. Maheu was unable to attend the meeting for personal reasons.
      In February 2005, Mr. O’Brien was appointed Executive Chairman of the Board of Directors. In February 2004, Mr. Huston was appointed as the Lead Independent Director to lead executive sessions of the non-management directors. Mr. Huston in his role as Lead Independent Director, among other things, serves as the principal liason between the non-management directors and the Chief Executive Officer of the Company, recommends to the Board the retention of any necessary advisors and consultants who report directly to the Board of Directors, and advises the Chairman of the Board as to the quality, quantity and timeliness of information submitted by the Company’s management to the non-management directors.
      The Board of Directors has determined that, except for Messrs. O’Brien and Aslett, all of the members of the Board of Directors and nominees for election to the Board of Directors are “independent” as set forth in the Company’s Corporate Governance Guidelines which meet or exceed the new listing standards adopted by the New York Stock Exchange. Messrs. O’Brien and Aslett are executive officers of the Company and are therefore not considered independent. The additional requirements adopted by the Company in its Corporate Governance Guidelines further define an “independent” director as one who:

(1) does not receive, and has not in the past five years received, and has no immediate family member who receives or in the past five years has received, more than $100,000 per year or the amount dictated by the SEC, whichever is less, in direct compensation from the Company or any of its subsidiaries or affiliates, other than board and committee fees and pension or other forms of deferred compensation for prior services, provided such compensation is not dependent in any way on continued service. Compensation paid to an immediate family member who is not an executive officer of the Company or any of its subsidiaries does not count against the $100,000 amount;

(2) is not, and in the previous five years has not been, affiliated with or employed by a present or former auditor or compensation consulting firm of the Company and had no immediate family member who in the previous five years has been employed in a professional capacity with such present or former auditor or compensation consulting firm;

(3) is not, and in the previous five years has not been, and has no immediate family member who is or in the previous five years has been, part of an interlocking directorate in which an executive officer of the Company or any of its subsidiaries or affiliates serves on the compensation committee of another company which such board member serves as an executive officer;

(4) does not have, and has not had within the previous five years, and has no immediate family member that has or has had within the previous five years, a “Material Relationship” with the Company. The following relationships, either individually or as a director, executive officer, employee (except in the case of an immediate family member) or general partner with, or significant equity holder (i.e., in excess of five percent) of, a company or a firm, shall be considered Material Relationships: (i) an entity that makes payments to or receives payments from the Company or its subsidiaries that exceeds the greater of $1 million dollars or 2% of the Company’s or such other entity’s consolidated gross revenues; or (ii) a tax-exempt entity that receives contributions from the Company or its subsidiaries during a calendar year in excess of the greater of $1 million or 2% of the organization’s consolidated gross revenues. For the purposes of this paragraph (4), consolidated gross revenue is measured by the number reported in the last completed fiscal year; and

(5) has not been employed by, and has no immediate family member that has been an executive officer of the Company within the previous three years. Service as an interim chairman or Chief Executive Officer does not disqualify a director following that employment.

Communications with the Board of Directors
      The Company has established a formal process for stockholders to communicate with the Board of Directors which is located on the Company’s website at www.enterasys.com by clicking on “Company Info” then “Corporate Governance” then “Contact the Enterasys Board of Directors.” As referenced on this webpage, any stockholder who wishes to communicate with the Board of Directors, including the non-management directors as a group, can use the weblink or telephone number listed. Depending on the subject matter of the communication, management will forward the communication to the director or group of directors to whom it is addressed, or may choose to handle the inquiry directly (e.g. where the request is for information about the Company, a dividend or stock related matter or the communication is primarily commercial in nature) and advise the Board appropriately. Management makes all communications received available to the Board on request. Complaints regarding accounting, internal controls and auditing matters are automatically forwarded directly to the Chairman of the Audit Committee who, after conferring with the remainder of the Audit Committee if deemed appropriate, will determine whether an investigation of the complaint is warranted. At each quarterly Audit Committee meeting, the Audit Committee reviews all complaints received since the previous quarterly meeting.

Audit Committee
      The Audit Committee, which held ten meetings during fiscal 2004, has the authority and responsibility for the appointment, retention, compensation and oversight of the Company’s independent registered public accounting firm, including pre-approval of all audit and non-audit services to be performed by the independent registered public accounting firm. The Audit Committee meets at least quarterly and reviews with management and the Company’s independent registered public accounting firm the Company’s financial statements, the accounting principles applied in their preparation, the scope of the audit, any comments made by the independent registered public accounting firm regarding the financial condition of the Company and its accounting controls and procedures, and such other matters as the Audit Committee deems appropriate. In addition, the Audit Committee reviews with management such matters relating to compliance with corporate policies as the Audit Committee deems appropriate. Please see page 11 of this Proxy Statement for the Report of the Audit Committee.
      Messrs. Duncan, Huston and Maheu, none of whom is a current or former executive officer or employee of the Company, currently serve on the Audit Committee. Mr. Maheu serves as the chairman of the committee. The Board of Directors has determined that Mr. Maheu meets the SEC definition of “Audit Committee Financial Expert” and has designated Mr. Maheu as Audit Committee Financial Expert.

      The Board of Directors has determined that all committee members are independent within the meaning of SEC regulations, the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines. In addition, no member of the Company’s Audit Committee serves on more than three audit committees of public companies, including the Company’s.
      The Board of Directors has adopted a written charter for the Audit Committee, which can also be viewed on the Company’s website as described above. The charter gives the Audit Committee the authority and responsibility for the appointment, retention, compensation and oversight of the Company’s independent registered public accounting firm. In addition, the charter gives the committee the authority to fulfill its obligations under SEC and New York Stock Exchange requirements.

Compensation Committee
      The Compensation Committee of the Board of Directors held eight committee meetings and acted by written consent ten times during fiscal 2004. In general, the function of the Compensation Committee is to oversee the compensation of the Company’s executives and non-management Board members and oversee the operation of the Company’s compensation, benefit, and equity incentive plans and related programs of the Company. The Board of Directors has adopted a written charter for the Compensation Committee, a copy of which is available at the Company’s website as described above. In fiscal year 2004, the committee engaged an independent consultant to provide the Committee with advisory services relative to CEO equity-based compensation.
      Messrs. Gallagher, Huston, and Sims currently serve on the Compensation Committee, and each is independent within the meaning of the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines, and each is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code and the regulations thereunder. Mr. Huston serves as the chairman of the Committee. Please see pages 16 and 17 of this Proxy Statement for the Report of the Compensation Committee.

Corporate Governance, Ethics and Nominating Committee (the “Nominating Committee”)
      The Nominating Committee, which was formed in February 2004, acted by written consent two times during fiscal 2004. In general, the function of the Nominating Committee is to assist the Board of Directors in identifying qualified individuals to become Board members, determining the composition of the Board and its committees, and assessing the performance of the Board and its committees. The Nominating Committee takes a leadership role in the development of the Company’s corporate governance policies and practices, including developing and recommending to the Board changes to the Company’s Corporate Governance Guidelines. A copy of the Company’s current Corporate Governance Guidelines can be found on the Company’s website as described above. The Board of Directors has adopted a written charter for the Nominating Committee, a copy of which is also available on the Company’s website.
      Messrs. Gallagher, Maheu and Sims currently serve on the Nominating Committee and each meet the New York Stock Exchange standard for independence. Mr. Gallagher serves as chairman of the Nominating Committee.
      Shareholder Nomination of Directors. Under the Company’s By-laws, nominations for director may be made only by the Board of Directors or by a stockholder of record entitled to vote for the election of directors. Any stockholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors by giving timely notice in proper written form to the Company’s secretary. To be timely, notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 45 days nor more than 60 days prior to the meeting; provided, however, that in the event that less than 40 days’ notice or prior public disclosure of the date of the meeting is given or made to the stockholders, to be timely, notice by the stockholder must be received at the principal executive offices of the Company not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure was made. To be in proper written form, a stockholder’s notice must set forth in writing: (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required under the rules of the SEC, including such person’s consent to being named in the proxy statement as a nominee and to serving as a director if elected and (ii) as to the stockholder giving notice, (a) the name and address of such stockholder, (b) the class and number of shares of the Company which are beneficially owned by the stockholder and (c) a petition signed by at least 100 record holders of capital stock of the Company which shows the class and number of shares held by each person and which represent in the aggregate 1% of the outstanding shares entitled to vote in the election of directors.
      In addition, the Board of Directors has adopted the Company’s Policy Regarding Shareholder Director Nominees, which sets forth the process by which a stockholder may recommend to the Nominating Committee an individual to stand for election to the Board of Directors at the Company’s Annual Meeting of Stockholders. A copy of this policy can be found on the Company’s website as described above. The following summary of the policy is qualified in its entirety by reference to the actual policy.
      In accordance with the Company’s Policy Regarding Shareholder Director Nominees, the Nominating Committee will consider and evaluate not more than two candidates for nomination for election as directors at any annual meeting of stockholders that are recommended by one or more stockholders in accordance with the policy. A stockholder that, individually or as a group, has owned beneficially at least 5% of the Company’s Common Stock for at least two years prior to the date a recommended candidate is submitted for consideration to the Nominating Committee (a “Nominating Stockholder”) may submit one candidate to the Nominating Committee for consideration.
      A Nominating Stockholder desiring to recommend a candidate for consideration must provide in writing to the Nominating Committee the information required by, and set forth in detail in, the policy no less than 90 nor more than 150 days prior to the anniversary of the Company’s preceding year’s annual meeting of stockholders. Upon receipt of a recommendation by a Nominating Stockholder, the Committee will consider such candidate for nomination for election as a Board member. In the event that more than two candidates are recommended by Nominating Stockholders, the Nominating Committee will consider the candidates recommended by the Nominating Stockholder(s) beneficially owning the most shares of Common Stock of the Company. Candidate recommendations received from a Nominating Stockholder are evaluated by the Nominating Committee in the same manner as candidates recommended from other sources.
      Qualifications for Director Nominees. In assessing potential candidates for director, the Nominating Committee considers the following factors:

•	appropriate size of the Company’s Board of Directors;

•	knowledge, skills and expertise of nominees, including experience in technology, finance and accounting, operations and business generally, in light of the knowledge, skills and expertise possessed by other members of the Board of Directors; and

•	experience of nominees with accounting rules and practices.
      In addition to the foregoing considerations, the Nominating Committee requires that at least one member of the Board of Directors satisfy the SEC definition of “Audit Committee Financial Expert” and that two-thirds of the members of the Board of Directors meet the independence standards of the New York Stock Exchange and the additional requirements of the Company’s Corporate Governance Guidelines described above. The Nominating Committee may also consider such other factors as it may deem in the best interests of the Company and its stockholders.
      Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination. If any member of the Board does not wish to continue in service or if the Nominating Committee or the Board decides not to re-nominate a member for re-election, the Nominating Committee identifies the desired skills and experience of a new nominee in light of the criteria set forth above. The Nominating Committee uses multiple sources for identifying and evaluating nominees for director positions (other than directors standing for re-election), including referrals from current Nominating Committee members, the Board of Directors and executive management. The Company has periodically engaged third parties to identify and evaluate candidates and may continue to do so in the future. The Nominating Committee reviews the qualifications and references of candidates identified for consideration and assesses the candidates based on the criteria discussed above and in the Company’s Corporate Governance Guidelines. Candidates that the Nominating Committee determines are qualified for further consideration may then be interviewed by the other members of the Board of Directors and members of executive management. The Nominating Committee then recommends candidates to the Board of Directors, which selects nominees to be presented for approval by the stockholders at the Company’s annual meeting.
      Messrs. Aslett and Sims are being nominated for election to the Board of Directors for the first time. Mr. Aslett was appointed to the Board in July 2004 as part of the Board’s executive management succession planning efforts. Mr. Sims was appointed to the Board in June 2004 and was brought to the attention of the Board by an outside search firm specializing in executive and board level placements. Messrs. Aslett and Sims were interviewed by a majority of the directors prior to their respective appointments. Mr. Ryan is also being nominated for election to Board of Directors for the first time, and is not currently a member of the Company’s Board of Directors. Mr. Ryan was interviewed by a majority of the directors prior to his nomination.
Director Compensation

Meeting Fees
      For their services to the Company, non-employee directors receive an annual retainer of $20,000, plus $2,500 for each Board of Directors and committee meeting attended in person or via telephone. Committee chairmen receive an additional $500 per committee meeting. Directors who are employed by the Company do not receive compensation for attendance at Board of Directors or committee meetings. Directors are reimbursed for out-of-pocket expenses attendant to Board membership.
      Pursuant to the Deferral Plan for Directors, adopted by the Board of Directors in October 2001, prior to the first day of the calendar year, or within 30 days of becoming a non-employee director, non-employee directors may elect to defer all or a portion of their fees for that calendar year, and any deferred fees earn interest at a rate equal to the rate payable on ten-year United States Treasury securities as of the first day of the calendar year. Deferred fees are payable, in accordance with the terms of the plan, to the director upon the earliest to occur of the conclusion of the director’s service on the Board of Directors, the approval of a hardship request by the plan administrator, or the termination of the plan.

2002 Eligible Director Option Policy
      In October 2002, the Board of Directors approved a policy (the “2002 Eligible Director Option Policy”) pursuant to which each independent, non-employee director of the Company (an “Eligible Director”) was awarded an option to purchase 75,000 shares of Common Stock at the Company’s annual stockholders meeting held in December 2002. Messrs. Duncan and Huston were the only Eligible Directors as of the date of the annual stockholders meeting and were each granted an option to purchase 75,000 shares of Common Stock. These options were granted under the Company’s 1998 Equity Incentive Plan and vest in three equal installments on each “vesting date” following the date of grant. For purposes of grants under the 2002 Eligible Director Option Policy, “vesting date” means, in each calendar year, the earlier of the anniversary of the date of grant or the date immediately prior to the date of the annual meeting of stockholders.
      The policy also provides that each person newly elected or appointed as an Eligible Director will be awarded an option to purchase 75,000 shares of Common Stock on the date of such election or appointment. Each option will be granted under the Company’s 1998 Equity Incentive Plan, or any successor plan, and will vest in three equal installments on each “vesting date” following the date of grant. Upon Mr. Maheu’s appointment to the Board of Directors in February 2003 and Mr. Gallagher’s appointment to the Board of Directors in June 2003, each of Messrs. Maheu and Gallagher was granted an option to purchase 75,000 shares of Common Stock. Upon Mr. Sim’s appointment to the Board of Directors in June 2004, the Board of Directors approved an option grant to Mr. Sims of 100,000 shares of Common Stock, which was excess of the 2002 Eligible Director Option Policy in order to attract Mr. Sims to the Company. In accordance with this policy, should Mr. Ryan be elected to the Board of Directors at the Meeting, he will receive an option to purchase 75,000 shares of Common Stock effective as of the Meeting.

      The policy also provides for subsequent option grants to Eligible Directors. In June 2003, the Board of Directors amended the 2002 Eligible Director Option Policy with respect to subsequent option grants such that each Eligible Director, beginning with the first annual meeting of stockholders held after the initial grant, and continuing with each annual meeting of stockholders thereafter, will be awarded under the Company’s equity incentive plans an option to purchase 25,000 shares of Common Stock. This option will be fully vested on the third “vesting date” following the date of grant. In accordance with this policy, Messrs. Duncan, Gallagher, Huston and Maheu were each granted an option to purchase 25,000 shares of Common Stock at the Company’s annual meeting of stockholders held on June 9, 2004 and Messrs. Duncan, Gallagher, Huston, Maheu and Sims will each be granted an option to purchase 25,000 shares of Common Stock effective as of the Meeting. Prior to its amendment, the policy provided that each Eligible Director would be awarded an option to purchase 25,000 shares of Common Stock beginning with the third annual meeting of stockholders held after such Eligible Director’s initial grant, and continuing with each annual meeting of stockholders thereafter.

Report of the Audit Committee
      The Audit Committee reviews and discusses with management and the Company’s independent registered public accounting firm the Company’s financial statements, the accounting principles applied in their preparation, any comments made by the independent registered public accounting firm regarding the financial condition of the Company and its accounting controls and procedures, and such other matters as the Audit Committee deems appropriate. The Audit Committee also discusses with the independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee periodically meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal and disclosure controls and procedures, and the Company’s financial reporting.
      The independent registered public accounting firm reports to the Audit Committee. The Audit Committee has sole authority to appoint and to terminate the engagement of the independent registered public accounting firm. The Audit Committee has discussed with the Company’s independent registered public accounting firm, KPMG LLP, the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit and Finance Committees), as currently in effect, including the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.
      In addition, the Audit Committee received from KPMG LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and discussed with KPMG LLP that firm’s independence from the Company and its management. In concluding that KPMG LLP is independent, the Audit Committee determined, among other things, that the nonaudit services provided by KPMG LLP were compatible with their independence. Consistent with the requirements of the Sarbanes-Oxley Act of 2002, the Audit Committee has adopted policies to ensure the independence of the independent registered public accounting firm, such as prior committee approval of nonaudit services and required audit partner rotation.
      The Company established an internal audit department in 2002. The Company’s internal audit function reports directly to the Audit Committee, in addition to having management reporting responsibility. The Audit Committee meets regularly with representatives of the internal audit function, with and without management present, to discuss the overall scope and plans for internal audit and to discuss the results of internal audit examinations and evaluations of the Company’s internal and disclosure controls and procedures.
      Based, in part, on the review and discussions noted above, the Audit Committee recommended to the Board of Directors (and the Board subsequently approved the recommendation) that the Company’s audited consolidated financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended January 1, 2005, and filed with the SEC.

Audit Committee

Paul R. Duncan
Edwin A. Huston
Ronald T. Maheu

Relationship with Independent Registered Public Accounting Firm
      The Audit Committee has reappointed the firm of KPMG LLP as the independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending December 31, 2005. In making this appointment, the Audit Committee considered whether the services KPMG LLP provides are compatible with maintaining their independence. A representative of KPMG LLP is expected to be present at the Meeting with the opportunity to make a statement if he or she desires and to respond to appropriate questions.

Audit Committee Pre-Approval Policy
      In February 2004, the Audit Committee adopted a policy which sets forth the manner in which the Audit Committee will review and approve all services to be provided by KPMG LLP before the firm is retained to provide those services. The policy provides that, with respect to each request for pre-approval, the Audit Committee will require the independent registered public accounting firm to provide detailed supporting documentation setting forth the specific services to be provided and the related fee estimate. The term of any general pre-approval is twelve months from the date of pre-approval, unless the committee specifically provides for a different period. The Audit Committee has delegated specific pre-approval authority to the Chairman of the Committee, currently Mr. Maheu. The Chairman is required to report any pre-approval decisions to the committee at its next regularly scheduled meeting. The Chief Financial Officer, or his designee, informs the committee on a periodic basis of the services rendered by the independent registered public accounting firm and the fees related to such services.

Audit Fees
      The following table summarizes fees billed to the Company by KPMG LLP for fiscal 2004 and 2003. The Audit Committee has determined that the provision of services unrelated to the audit of the Company’s annual financial statements by KPMG LLP is compatible with maintaining KPMG LLP’s independence.

	Worldwide Fees
	($ in thousands)

Service	Fiscal 2004	Fiscal 2003

Audit Fees(1)	$4,267	$3,701
Tax Fees(2)	371	574
All Other Fees(3)	89	385

Total	$4,727	$4,660

(1)	Audit Fees consist of fees billed for activities undertaken in connection with the annual audit engagement, including the GAAS audit, quarterly reviews of the consolidated financial statements, tax services and accounting consultation necessary to perform an audit of the Company’s consolidated financial statements, audit or other attest services required by statute or regulation (foreign or domestic) such as comfort letters, statutory audits with respect to which the independent registered public accounting firm is required to opine, consents, reports on internal controls required under the Sarbanes-Oxley Act, and assistance with and review of documents filed with the SEC.

(2)	Tax Fees consist of fees billed for tax compliance services, tax planning services and other tax advice.

(3)	All Other Fees in fiscal 2004 consist of fees billed for permissible non-audit services in connection with advice regarding the Enterasys Networks Retirement and Death Benefit Plan applicable to the Company’s Irish employees and reimbursement of expenses incurred by KPMG LLP, in responding to discovery requests or other legal process. All Other Fees in fiscal 2003 consist of fees billed for permissible non-audit services, including advice and/or coordination with other service providers with respect to information technology security and internal controls.

SECURITIES OWNERSHIP
Securities Ownership of Certain Beneficial Owners and Management
      The following table sets forth the number of shares of the Company’s voting stock beneficially owned (as determined under the rules of the SEC), directly or indirectly, as of March 31, 2004, by (i) each current director of the Company and each nominee for director, (ii) each executive officer of the Company named in the Summary Compensation Table, (iii) all current directors, director nominees and executive officers of the Company as a group, and (iv) each person who is known to the Company to beneficially own more than five percent (5%) of the outstanding shares of any class of the Company’s voting stock, as well as the percentage of the outstanding voting stock represented by each such amount. The information in the table is based on information available to the Company. The total number of shares of Common Stock outstanding on March 31, 2005 was 218,418,206. Consistent with the rules of the Securities and Exchange Commission, the table below lists the ownership of the executive officers of the Company named in the Summary Compensation Table. The information regarding beneficial ownership of directors, director nominees and executive officers as a group represents beneficial ownership of the Company’s current directors, director nominees and executive officers. Except as otherwise indicated, each person has sole investment and voting powers with respect to the shares shown as beneficially owned.
BENEFICIAL OWNERSHIP

	Common Stock	Percent of
Name	Beneficially Owned	Class

5% Stockholders
Barclays Global Investors, NA(1)	13,886,662	6.36%
Elm Ridge Capital Management LLC(2)	14,028,700	6.42%
FMR Corp.(3)	14,422,730	6.60%
LeRoy C. Kopp(4)	20,291,784	9.29%

Officers and Directors
Mark Aslett(5)	1,021,914	*
Paul R. Duncan(6)	88,765	*
Michael Gallagher(7)	50,000	*
Gerald M. Haines II(8)	612,493	*
Edwin A. Huston(9)	101,000	*
Ronald T. Maheu(10)	75,000	*
William K. O’Brien(11)	1,493,038	*
Michael Rivers(12)	211,203	*
Bruce J. Ryan	0	*
James Sims(13)	133,334	*
Leon Woo(14)	375,360	*
All current directors and executive officers as a group (13 persons)(15)	5,180,410	2.37%

*	Less than 1%

(1)	As reported on a Schedule 13G dated December 31, 2004 filed by Barclays Global Investors, N.A.: Barclays Global Investors, NA. has sole voting power with respect to 12,394,689 shares, sole dispositive power with respect to 13,886,662 shares and beneficial ownership of 13,886,662 shares and Barclays Global Fund Advisors has sole voting and dispositive power with respect to 2,311,079 shares and beneficial ownership of 2,311,079 shares. The address of Barclays Global Investors NA and Barclays Global Fund Advisors is 45 Fremont Street, San Francisco, CA 941054.

(2)	As reported on a Schedule 13G dated December 31, 2004 filed by Elm Ridge Capital Management LLC: Ronald Gutfleish has shared voting and dispositive power with respect to 14,028,700 shares and beneficial ownership of 14,028,700 shares. The address of Ronald Gutfleish is c/o Elm Ridge Capital Management is 747 Third Avenue, 33rd Floor, New York, NY 10017.

(3)	As reported on a Schedule 13G dated March 10, 2005 filed by FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson: FMR Corp. has sole voting power with respect to 26,400 shares, sole dispositive power with respect to 14,422,730 shares and beneficial ownership of 14,422,730 shares. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 14,396,330 shares as a result of acting as investment advisor to various investment companies (the “Funds”). Edward C. Johnson 3d, FMR Corp. (through its control of Fidelity), and the Funds each has sole power to dispose of the 14,396,330 shares owned by the Funds. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Funds’ Boards of Trustees. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 26,400 shares as a result of its service as investment manger of institutional accounts. Mr. Johnson and FMR Corp. (through its control of Fidelity Management Trust Company) each has sole voting and dispositive power over 26,400 shares owned by the institutional accounts. Members of Mr. Johnson’s family are the predominant owners of Class B shares of common stock of FMR Corp., representing approximately 49% of the voting power of FMR. The Johnson family group and all other Class B shareholders have entered into a shareholders voting agreement under which all Class B shares will be voted in and accordance with the majority vote of the Class B shares. Accordingly, the Johnson family may be deemed to form a controlling group with respect to FMR Corp. The address of each of FMR Corp., Fidelity, Fidelity Management Trust Company and Mr. Johnson is 82 Devonshire Street, Boston, Massachusetts 02109.

(4)	As reported on a Schedule 13G dated January 24, 2005 filed by Kopp Investment Advisors, LLC, Kopp Holding Company, LLC, Kopp Holding Company and LeRoy C. Kopp: Kopp Investment Advisors, LLC (“KIA”), a subsidiary of Kopp Holding Company, LLC (“KHC”), has sole voting power with respect to 12,691,034 shares, sole dispositive power with respect to 4,000,000 shares and shared dispositive power with respect to 11,227,784 shares. KHC and Kopp Holding Company each have beneficial ownership of 17,267,784 shares. LeRoy C. Kopp, who controls KHC through Kopp Holding Company has sole voting and dispositive power with respect to 5,064,000 shares and beneficial ownership of 20,291,784 shares. Of the shares beneficially held by these entities, 15,617,784 are held in a fiduciary or representative capacity. Accordingly, persons other than the reporting persons have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such sales. No person individually has an interest that relates to more than five percent of the class. The address of each of KIA, KHC, Kopp Holding Company, and Mr. Kopp is 7701 France Avenue South, Suite 500, Edina, MN 55435.

(5)	Includes 1,010,414 shares of Common Stock subject to options exercisable within 60 days after March 31, 2005.

(6)	Includes 85,432 shares of Common Stock subject to options exercisable within 60 days after March 31, 2005.

(7)	Consists of 50,000 shares of Common Stock subject to options exercisable within 60 days after March 31, 2005.

(8)	Includes 604,193 of Common Stock subject to options exercisable within 60 days after March 31, 2005.

(9)	Includes 100,000 shares of Common Stock subject to options exercisable within 60 days after March 31, 2005.

(10)	Consists of 75,000 shares of Common Stock subject to options exercisable within 60 days after March 31, 2005.

(11)	Includes 1,426,038 shares of Common Stock subject to options exercisable within 60 days after March 31, 2005.

(12)	Consists of 211,203 shares of Common Stock subject to options exercisable within 60 days after March 31, 2005.

(13)	Includes 33,334 shares of Common Stock subject to options exercisable within 60 days after March 31, 2005.

(14)	Consists of 375,360 shares of Common Stock subject to options exercisable within 60 days after March 31, 2005.

(15)	Includes 4,973,773 shares of Common Stock subject to options outstanding and exercisable within 60 days after March 31, 2005.

Section 16(a) Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors, and persons who own more than 10% of the Company’s outstanding Common Stock, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with all copies of Section 16(a) forms they file.
      Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Form 5s were required for those persons, the Company believes that during the fiscal year ended January 1, 2005, all filing requirements were timely satisfied.

EXECUTIVE COMPENSATION
Report of the Compensation Committee on Executive Compensation
      The Compensation Committee of the Board of Directors oversees the compensation of the Company’s executives and non-management Board members and oversees the operation of the Company’s compensation, benefit and equity incentive plans and related programs. The committee determines the recipients and terms of grants of stock-based incentive awards under the Company’s 2004 Equity Incentive Plan, 1998 Equity Incentive Plan and administers the Company’s 2002 Stock Option Plan for Eligible Executives, 2002 Employee Stock Purchase Plan and 2001 Equity Incentive Plan. The Compensation Committee is comprised of Messrs. Gallagher, Huston and Sims, each of whom is an independent director. This report is submitted by the Compensation Committee and addresses the Company’s compensation policies for the fiscal year ended January 1, 2005 as they affected the Company’s executive officers.

Executive Officer Compensation
      The Company’s executive compensation program is designed to attract, retain and reward executives who are capable of leading the Company in achieving its business objectives in the competitive and rapidly changing enterprise networking industry. The compensation program is based on the philosophy that cash compensation should vary with the performance of the Company and any long-term incentive should closely align the officers’ interests with the interests of the Company’s stockholders.
      Compensation for the executive officers consists of base salary, incentive cash bonus opportunity and equity-based incentive compensation. In setting base salary levels, the Board of Directors reviews compensation for competitive positions in the industry and other similar companies and the historical compensation levels of the executives. Increases in annual salaries year-to-year are based upon corporate performance and individual merit ratings measured by actual performance and various subjective performance criteria. The Board does not weigh these factors pursuant to a fixed formula.
      The Company has established an incentive cash bonus program for its managerial employees, including executive officers. Incentive cash bonuses are awarded annually based on a combination of corporate performance and objective and subjective performance goals individually tailored for each participant. Corporate performance goals typically include specific targets for financial performance, such as revenue, operating income and cash flow, and operating measurements. An executive’s incentive bonus may also depend upon discretionary criteria related to the executive’s operating unit and responsibilities. Annual incentive cash bonus targets in fiscal 2004 for the Company’s Chief Executive Officer and President were 100% of their respective base salaries and for the other executive officers were 50% of their respective base salaries. The Board of Directors approved the payment of incentive cash bonuses for fiscal 2004 to each of the executive officers in the Summary Compensation Table included below based upon a combination of factors, including the individual’s bonus target, an evaluation of their individual performance and the Company’s performance relative to pre-determined financial objectives. These bonuses were paid in March 2005.
      The Company also seeks to provide long-term compensation through its stock-based incentive compensation program. Stock options are granted to aid in the retention of key employees, including eligible executive officers, and to align the interests of key employees with those of stockholders. Stock options are granted at an exercise price equal to the fair market value on the date of grant. Stock options are granted to key employees, including the executive officers, based on current performance, anticipated future contribution, ability to contribute to the achievement of the Company’s strategic goals and objectives, awards generally made to persons in comparable positions, and the individual’s current level of Company equity incentive holdings.
      Consistent with the parameters of the Company’s stock-based incentive compensation program, the executive officers of the Company, including the named executive officers, were awarded stock-based incentives. Details on stock options granted to the named executive officers during the period ended January 1, 2005 are provided in the table below entitled “Option Grants in the Last Fiscal Year.”

      Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits to $1 million the tax deduction a public company may claim in any taxable year for compensation to each of the chief executive officer and the four other most highly compensated executive officers unless certain conditions related to such compensation are satisfied. The Compensation Committee takes Internal Revenue Code Section 162(m) and the related regulations issued by the Internal Revenue Service into account. However, the Compensation Committee intends to continue basing its executive compensation decisions primarily upon performance achieved, both corporate and individual, while retaining the right to make subjective decisions and to award compensation that may or may not meet all of the Internal Revenue Service’s requirements for deductibility.

Chief Executive Officer Compensation
      During the fiscal year ended January 1, 2005, cash compensation for Mr. O’Brien consisted of a base salary of $500,000, bonus of $175,000 and a grant of 350,000 stock options as reflected in the table below entitled “Option Grants in the Last Fiscal Year.” The Compensation Committee believes that Mr. O’Brien’s total compensation for 2004 appropriately reflects his performance as measured against the factors described in the following paragraphs. The committee does not assign relative weights or rankings to the following factors, but instead makes a subjective determination based upon a consideration of all such factors.
      In setting Mr. O’Brien’s overall salary, bonus, and stock compensation levels, the Compensation Committee considered compensation levels for similar positions in the industry and other similar sectors, historical compensation levels for the position, the compensation levels for the Company’s other executive officers and Mr. O’Brien’s level of responsibility. In addition, the Compensation Committee considered the extent to which Mr. O’Brien’s compensation should be based on the Company’s actual performance and industry benchmarking, the cumulative total return to the Company’s stockholders and diluted earnings per share, the terms and conditions of stock options granted to Mr. O’Brien, including vesting and exercise periods, information prepared by an independent consultant with respect to equity-based incentives awarded to CEO’s of similar companies without regard to the cumulative total return to stockholders of those companies, and the extent to which Mr. O’Brien would be entitled to severance upon a change in control of the Company. The compensation and benefits consultant used by the committee was not engaged to survey the compensation of Chief Executive Officers of comparable companies; however, the committee does generally review survey data on compensation levels for similar positions. The committee did consider whether Mr. O’Brien should receive alternate forms, or more than one form, of equity based compensation.
      The committee also considered the significant progress Mr. O’Brien has made to date in restructuring and repositioning the Company, including further strengthening the Company’s management team, enhancing the Company’s portfolio of products, developing and implementing a market differentiation strategy based on the Company’s Secure Networkstm solutions, implementing additional cost reduction initiatives designed to improve gross margins and reduce fixed operating costs, and planning for management succession.

Compensation Committee

Michael Gallagher
Edwin A. Huston
James Sims
Compensation Committee Interlocks and Insider Participation
      No member of the Company’s current Compensation Committee has ever served as an officer or employee of the Company. None of the Company’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Company’s Board of Directors or Compensation Committee.

Executive Officers
      The following table sets forth information regarding the Company’s executive officers as of April 15, 2005.

Name	Age	Position

William K. O’Brien	60	Executive Chairman and Director
Mark Aslett	37	Chief Executive Officer, President and Director
Richard S. Haak, Jr.	50	Chief Financial Officer and Treasurer
Gerald M. Haines II	42	Executive Vice President, Strategic Affairs, Chief Legal Officer and Secretary
Raymond G. Hunt	58	Executive Vice President, Supply Chain Management
John J. Roese	34	Chief Technology Officer
Leon K. Woo	51	Executive Vice President, Engineering
      William K. O’Brien has served as Executive Chairman of the Company since February 2005. From April 2002 until February 2005, Mr. O’Brien served as the Company’s Chief Executive Officer. Prior to joining the Company, from July 2000 to March 2002, he was retired. From July 1998 through June 2000, he was a Global Managing Partner of PriceWaterhouseCoopers LLP, serving on the Global Leadership Team as a transition leader for the merger of Price Waterhouse LLP and Coopers & Lybrand LLP worldwide and as a Global Leader of Human Capital.
      Mark Aslett has served as the Company’s Chief Executive Officer and President since February 2005. From July 2004 to February 2005 Mr. Aslett served as the Company’s President and Chief Operating Officer. From April 2003 to July 2004, Mr. Aslett served as the Company’s President. Prior to joining the Company, from June 2001 through November 2002, Mr. Aslett was Executive Vice President, Marketing at Marconi Networks, a telecommunications equipment and solutions provider. From May 2000 to June 2001, he was Managing Partner of Marconi Ventures LLC, a private equity fund. From September 1999 through May 2000, he was Vice President, Portfolio Management and Development at Marconi Capital and Systems Group, a supplier of advanced industrial, electronic and information technology solutions.
      Richard S. Haak, Jr. has served as Chief Financial Officer and Treasurer since October 2002. From October 2001 to October 2002, he was Vice President of Finance of the Company. Prior to joining the Company, from August 2000 to September 2001, Mr. Haak was Chief Financial Officer of Advantage Schools, a for-profit education management company. From June 1998 to July 2000, he was Vice President and Corporate Controller of PictureTel Corporation, a videoconferencing equipment manufacturer. From 1982 to May 1998, he held a variety of positions at Wheelabrator Technologies Inc. (and its predecessors), an energy and environmental services company, and was its Vice President and Controller from 1993 to May 1998.
      Gerald M. Haines II has served as Executive Vice President of Strategic Affairs, Chief Legal Officer and Secretary since May 2001. From September 2000 to May 2001, he served as Senior Vice President and General Counsel of the Company. Prior to joining the Company, from 1995 to 2000, he served as General Counsel and Secretary of Applied Extrusion Technologies, Inc., a specialty plastics company, and as a Vice President of Applied Extrusion Technologies from 1998 to 2000. Prior to joining Applied Extrusion Technologies, Mr. Haines was a corporate lawyer in private practice in Boston, Massachusetts.
      Raymond G. Hunt has served as Executive Vice President of Supply Chain Management since August 2002 and was appointed an executive officer in December 2002. Prior to joining the Company, from June 1999 to August 2002 Mr. Hunt was Vice President, Logistics at Mast Industries, a division of the Limited, Inc., a manufacturer, importer and distributor of apparel for men, women and children. From January 1998 to June 1999 he was Senior Vice President, Operations at Mary Kay, Inc., a cosmetics company. From 1994 to January 1998 he was Manufacturing Operations Manager, Asia Pacific Area at Digital Equipment Corporation, a computer company.

      John J. Roese has served as Chief Technology Officer since May 1999 and became an executive officer of the Company in December 2002. From 1998 to May 1999 Mr. Roese was Deputy Chief Technology Officer of the Company.
      Leon K. Woo has served as Executive Vice President, Engineering since April 2003. From February 1999 through March 2003, Mr. Woo served as Chief Technology Officer and Director of Tenor Networks, Inc., a networking equipment company of which he was a co-founder, and from October 1998 through February 1999, Mr. Woo served as President and Director of Tenor Networks.
Summary Compensation Table
      The following table contains information regarding the compensation received for the fiscal years ended January 1, 2005, January 3, 2004 and December 28, 2002 by the Company’s Chief Executive Officer and the Company’s other four most highly compensated executive officers who were serving as executive officers on January 1, 2005. Mr. O’Brien was the Company’s Chief Executive Officer during the 2004 fiscal year and was appointed Executive Chairman in February 2005. Mr. Aslett was the Company’s President and Chief Operating Officer during the 2004 fiscal year and was appointed Chief Executive Officer in February 2005.
      Messrs. Aslett and Woo became executive officers of the Company in 2003. Accordingly, the compensation reported in the table below covers the compensation received by Messrs. Aslett and Woo only for the fiscal years ended January 1, 2005 and January 3, 2004. Mr. Rivers became an executive officer of the Company in 2004. Accordingly, the compensation reported in the table below covers the compensation received by Mr. Rivers only for the fiscal year ended January 1, 2005. Mr. Rivers’ employment with the Company terminated effective April 8, 2005.
Summary Compensation Table

				Long-term
				Compensation

		Annual Compensation		Securities	All Other
	Fiscal			Underlying	Compensation
Name and Principal Position	Year	Salary($)	Bonus($)	Options(#)	($)(1)

William K. O’Brien	2004	500,000	175,000	350,000	—
Executive Chairman	2003	500,000	225,000	500,000	—
	2002	900,000	—	1,500,000	—

Mark Aslett	2004	449,213	210,000	690,000	—
Chief Executive Officer and President	2003	275,000	286,875	1,300,000	—

Leon K. Woo	2004	314,423	75,000	240,000	1,000
Executive Vice President, Engineering	2003	200,769	85,000	600,000	100,750

Michael Rivers	2004	275,961	100,000	800,000	64,962
Former Executive Vice President, Worldwide Sales and Services

Gerald M. Haines II	2004	259,615	78,000	180,000	1,000
Executive Vice President,	2003	250,000	60,000	70,000	1,000
Strategic Affairs and Chief Legal Officer	2002	232,692	100,828	249,100	1,000

(1)	These amounts include matching 401(k) contributions for each fiscal year. For the fiscal year ended January 3, 2004, these amounts for Mr. Woo included a sign-on bonus of $100,000. For the fiscal year ended January 1, 2005, these amounts for Mr. Rivers include $19,500 in relocation payments, $3,341 for personal airfare, $28,643 for temporary housing in Andover, MA, and $13,478 for miscellaneous living expenses.

Option Grants in the Last Fiscal Year
      The following table sets forth grants of options to purchase shares of Common Stock during the fiscal year ended January 1, 2005 to those executive officers listed in the Summary Compensation Table. The potential realizable value of each option set forth in the table below is calculated based upon the terms of the option at its date of grant. It is calculated assuming that the fair market value of the underlying common stock on the date of grant, which is generally the exercise price for the option, appreciates at the indicated annual rates compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These numbers are calculated based on the requirements of the Securities and Exchange Commission and do not reflect the Company’s estimate of future stock price growth.
      The percentage of total options to purchase shares of the Common Stock granted to employees in the last fiscal year is based on options to purchase an aggregate of 9,055,930 shares of Common Stock granted to employees of the Company during that fiscal year. All options were granted at the fair market value on the date of grant.
      Options indicated as “2004” in the table were granted pursuant to the 2004 Equity Incentive Plan (the “2004 EIP”) and vest as to 25% of the shares on the first anniversary of the date of grant, then pro rata on a monthly basis for the ensuing 36 months. Vesting of options granted under the 2004 EIP may be subject to acceleration pursuant to the Company’s Change-In-Control Severance Benefit plan for Key Employees. Options indicated as “1998” in the table were granted pursuant to the 1998 Equity Incentive Plan (the “1998 EIP”) and vest as to 25% of the shares on the first anniversary of the date of grant, then pro rata on a monthly basis thereafter. Vesting of all options granted under the 1998 EIP accelerates by ten months in the event of a change in control, as defined in the plan, and may also be subject to further acceleration pursuant to the Company’s Change-In-Control Severance Benefit Plans for Key Employees.
Option Grants In The Last Fiscal Year

						Potential Realizable
			% of			Value at Assumed
		Number of	Total			Annual Rates of Stock
		Shares	Options			Price Appreciation for
		Underlying	Granted	Per Share		Option Term($)
	Option	Options	In Fiscal	Price	Expiration
Name	Plan	Granted(#)	Year(%)	($/sh)	Date	5%	10%

William K. O’Brien	2004	350,000	3.86	1.71	8/19/11	376,393	953,855
Mark Aslett	2004	256,600	2.83	1.71	8/19/11	275,950	699,312
	1998	93,400	1.03	1.71	8/19/11	100,443	254,543
	1998	340,000	3.75	4.61	2/20/14	985,729	2,498,032
Leon K. Woo	2004	98,300	1.09	1.71	8/19/11	105,713	267,897
	1998	1,700	0.02	1.71	8/19/11	1,828	4,633
	1998	140,000	1.55	4.61	2/20/14	405,889	1,028,601
Michael Rivers	2004	98,300	1.09	1.71	8/19/11	105,713	267,897
	1998	1,700	0.02	1.71	8/19/11	1,828	4,633
	1998	500,000	5.52	3.30	3/9/14	1,037,676	2,629,675
	1998	200,000	2.21	1.81	5/14/14	227,660	576,935
Gerald M. Haines II	2004	52,700	0.58	1.71	8/19/11	56,674	143,623
	1998	47,300	0.52	1.71	8/19/11	50,867	128,907
	1998	80,000	0.88	4.61	2/20/14	231,936	587,772

Option Exercises and Fiscal Year-end Values
      The table below sets forth information for those executive officers listed in the Summary Compensation Table with respect to options exercised during the fiscal year ended January 1, 2005 and options held as of January 1, 2005. The value of in-the-money options for the Company represents the positive spread between the exercise price of the stock options and the closing price of the Common Stock on December 31, 2004, which was $1.80 per share.
Option Exercises and Fiscal Year End Values

			Number of Shares of
			Common Stock Underlying		Value of Unexercised
	Shares		Unexercised Options at		In-the-Money Options
	Acquired		Fiscal Year End(#)		at Fiscal Year End($)
	on	Value
Name	Exercise	Realized($)	Unexercisable	Exercisable	Unexercisable	Exercisable

William K. O’Brien	—	—	1,100,001	1,249,999	387,751	773,749
Mark Aslett	—	—	1,481,667	508,333	31,500	0
Leon K. Woo	—	—	598,334	241,666	9,000	0
Michael Rivers	—	—	800,000	0	9,000	0
Gerald M. Haines II	—	—	333,493	469,464	61,935	116,453
Change-in-Control Severance Benefit Plan for Key Employees
      The Company’s amended and restated 2002 Change-in-Control Severance Benefit Plan for Key Employees, provides severance benefits for plan participants in the event of specified terminations of employment following a “change in control” (as defined below). Each of the executive officers of the Company is a participant in the plan. In exchange for participating in the plan, a participant must agree that once actions to effect a change in control have begun, he or she will not voluntarily terminate his or her employment with the Company until the change in control has been abandoned or has occurred.
      Pursuant to the plan, upon a change in control, a participant will receive accelerated vesting of the participant’s options to purchase shares of Common Stock, such that the number of options that would have become vested and exercisable during the eighteen months following the change in control will become immediately vested and exercisable for a period of 90 days. In addition, if a participant’s employment is terminated for reasons other than for cause (as defined in the plan), or by the participant for reasons specified under the plan, within the 18-month period following a change in control, the participant will receive the following severance benefits from the Company:

•	an amount equal to 1.5 times (or two times if the participant was the Chief Executive Officer or President of the Company immediately before the change in control) the higher of the annual base salary of the participant in effect (i) immediately before the date of termination or (ii) immediately before the change in control;

•	an amount equal to 1.5 times (or two times if the participant was the Chief Executive Officer or President of the Company immediately before the change in control) the higher of (i) the participant’s target incentive bonus for the fiscal year in which the change in control occurs or (ii) the highest aggregate amount of bonus paid to the participant in any of the three most recent fiscal years ended before the termination;

•	a pro-rated portion of the target incentive bonus of the participant for the fiscal year in which the termination occurs, adjusted for periods for which the participant has already been paid amounts under the incentive bonus arrangement;

•	accelerated vesting of the participant’s options to purchase shares of Common Stock, such that all of the participant’s options shall become immediately vested and exercisable for a period of 90 days;

•	the right to continue to participate in the Company’s medical, dental and life insurance plans or programs for a period of 18-months (or if participant was the Chief Executive Officer or President of the Company immediately before the change in control following termination, twenty-four months);

•	if any amounts payable to a participant other than the Chief Executive Officer or President of the Company immediately before the change in control would be subject to a federal excise tax potentially applicable in connection with a corporate change in control, the participant will be entitled to receive either (i) the full amount payable or (ii) such lesser amount as would result in no portion of the amount payable being subject to the excise tax, which ever yields the greatest net amount to the participant on an after-tax basis; and

•	if any amounts payable to the Chief Executive Officer or President of the Company immediately before the change in control would be subject to a federal excise tax potentially applicable in connection with a corporate change in control, the Chief Executive Officer and President, as applicable, will be entitled to receive additional cash so that they will receive, on a net basis, the amount that they would have received in the absence of the excise tax.
      A change in control under the plan generally includes the following events:

•	a person or group becomes the beneficial owner of thirty percent (30%) or more of the then outstanding shares of Common Stock or the combined voting power voting power of the Company’s then outstanding voting securities entitled to vote for the election of directors, other than certain defined transactions;

•	directors at the time of adoption of the plan, or later approved by the Board, cease to constitute a majority of the Company’s Board;

•	a merger, consolidation or other reorganization involving the Company, or a sale or other disposition of all or substantially all of the assets of the Company, other than certain defined transactions; or

•	approval by the stockholders of a complete liquidation or dissolution of the Company.
Executive Severance Pay Plan
      The Company’s amended and restated Executive Severance Pay Plan provides severance benefits for the Company’s executive officers and various other senior management employees. Pursuant to the plan, if a participant’s employment is terminated for reasons deemed to be without cause or by mutual agreement, participants who are the Chief Executive Officer, President or an Executive Vice President will receive the following severance benefits from the Company:

•	an amount equal to the annual base salary of the executive officer in effect at the time notice of termination was given to the executive officer;

•	one month’s additional severance pay if the executive officer has at least five years, but less than ten years, of service with the Company as of the termination date, or three month’s additional severance pay if the executive officer has ten or more years of service with the Company as of the termination date;

•	the right to continue to participate in the Company’s medical, dental and life insurance plans or programs for twelve months plus the number of months of additional severance payments the executive officer is entitled to receive under the second bullet; and

•	assistance in the search for new employment through the services of an outplacement agency at the Company’s cost.
      In consideration of these benefits, the Company requires participants to agree that, for a period of one year following their termination date, they will not solicit for employment or hire any officer, director or other employee of the Company. The plan provides that payment will not be made to the extent the payments would be duplicative with payments due under the Change-in-Control Severance Plan described above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Separation Agreements
      In connection with the resignation and termination of employment of Cosmo Santullo, the Company’s former Executive Vice President of Worldwide Sales, effective as of March 8, 2004, the Company and Mr. Santullo entered into a Separation Agreement and Release. Pursuant to the agreement, the Company agreed to pay Mr. Santullo twelve months of severance payments at his then current base rate of pay, payable in the form of bi-weekly payments of $15,385 over the ensuing twelve months.
      In connection with the resignation and termination of employment of Kimberly Buxton, the Company’s former Vice President of Human Resources, effective as of August 13, 2004, the Company and Ms. Buxton entered into a Separation Agreement and Release. Pursuant to the agreement, the Company agreed to pay Ms. Buxton twelve months of severance payments at her then current base rate of pay, payable in the form of bi-weekly payments of $8,319 over the ensuing twelve months.

COMPARISON OF STOCKHOLDER RETURN
      The graph below compares cumulative total stockholder returns for the Company for the preceding four fiscal years and the fiscal year ended January 31, 2005 with the Standard & Poor’s (“S&P”) 500 Index and the Nasdaq Computer Communications index. The industry index included in the Company’s 2003 Proxy Statement was the S&P Networking Equipment index, which has been discontinued by S&P. The graph assumes the investment of $100 at the commencement of the measurement period with dividends reinvested. No cash dividends have been declared or paid on the Common Stock. On August 6, 2001, the Riverstone spin-off occurred. The distribution of Riverstone shares to the Company’s stockholders is treated as a special dividend for purposes of calculating stockholder return. It is assumed that the shares of Riverstone received in the Riverstone distribution were sold at the when-issued closing market price on August 6, 2001 and all of the proceeds were reinvested in shares of the Common Stock at the when-issued closing market price on the same date. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN, FROM
FEBRUARY 28, 1999 THROUGH JANUARY 1, 2005
Cumulative Total Return

	2/99	2/00	2/01	12/02	12/03	1/05

Enterasys Networks, Inc.	100	603.08	108.92	19.20	51.08	22.15
S&P 500	100	111.73	96.04	74.82	96.28	106.75
Nasdaq Computer Communications	100	207.35	75.41	51.97	70.95	87.26

STOCKHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING OF STOCKHOLDERS
      Stockholder proposals intended to be presented at the Company’s 2005 Annual Meeting of Stockholders must be received by the Company no later than January 10, 2006 in order to be considered by the Company’s management to be included in the next annual proxy statement and related proxy materials. Any such proposal must comply with the rules and regulations of the Securities and Exchange Commission. If a stockholder wishing to present a proposal at the 2006 Annual Meeting of Stockholders (without regard to whether it will be included in the proxy materials for that meeting) fails to notify the Company by March 25, 2006 the proxies received by management for the meeting will confer discretionary authority to vote on any stockholder proposals properly presented at that meeting.
WHERE YOU CAN FIND MORE INFORMATION
      The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements, or other information that the Company files at the SEC’s public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The Company’s SEC filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at http://www.sec.gov. In addition, stockholders may inspect material information concerning the Company at the New York Stock Exchange, 20 Broad Street, 7th Floor, New York, New York 10005.
      The SEC allows the Company to “incorporate by reference” information into this document, which means that the Company can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this document, except for any information superseded by information contained directly in this document. The Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2005 (which accompanies this Proxy Statement) was previously filed by the Company and is incorporated by reference in this Proxy Statement. The Company also incorporates by reference any documents that it may file with the SEC between the time this Proxy Statement is sent to stockholders and the date of the Meeting.
      The Company may have sent to you some of the documents incorporated by reference, but you can obtain any of them through the Company, the SEC or the SEC’s Internet World Wide Web site described above. Documents incorporated by reference are available from the Company without charge, including exhibits. If you would like to request documents from the Company, please do so promptly in order to receive timely delivery of such documents prior to the Meeting. Upon written or oral request, we will send you documents by first class mail or such other equally prompt means within one business day of receipt of your request. Stockholders may obtain documents incorporated by reference into this document by requesting them in writing or by telephone at the following address and telephone number:
Enterasys Networks, Inc.
50 Minuteman Road
Andover, MA 01810
(978) 684-1000
Attention: Investor Relations
      You should rely on the information contained or incorporated by reference in this document to vote your shares at the Meeting. The Company has not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated April 21, 2005. You should not assume that the information contained in this document is accurate as of any date other than that date, and the mailing of this document to stockholders at any time after that date does not create an implication to the contrary. This Proxy Statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitations in such jurisdiction.
OTHER BUSINESS
      The Board of Directors knows of no business to be brought before the Annual Meeting which is not referred to in the accompanying Notice of Annual Meeting. Should any such matters be presented, the persons named in the proxy shall have the authority to take such action in regard to such matters as in their judgment seems advisable.

DETACH HERE

ENTERASYS NETWORKS, INC.

Proxy for the Meeting of Stockholders June 8, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Richard S. Haak, Jr. and Gerald M. Haines II attorneys and proxies, with full power of substitution and re-substitution, to represent and to vote at the Annual Meeting of Stockholders of Enterasys Networks, Inc. (the “Company”) to be held at the offices of Ropes & Gray LLP, One International Place, Boston, MA 02110, on Wednesday, June 8, 2005 at 10:00 a.m., and at any and all adjourned sessions thereof, all shares of Common Stock of the Company which the undersigned could vote if present, in such manner as the proxy determines on any matters which may properly come before the meeting, as specified below.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE SELECTION OF THE NOMINEES AS DIRECTORS. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTORS. THE PROXY IS AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please sign exactly as your name appears on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

ENTERASYS NETWORKS, INC.

C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote-by-Internet Log on to the Internet and go to http://www.eproxyvote.com/ets

OR

Vote-by-Telephone Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

Please register your vote by 5:00 p.m. on June 7, 2005 or sooner.
If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

#CB0

☒	Please mark votes as in this example.

1.	Election of Directors.

	Nominees:	(01) Mark Aslett
(02) Paul R. Duncan
(03) Michael Gallagher
(04) Edwin A. Huston
(05) William K. O’Brien
(06) Bruce J. Ryan
(07) James Sims

		FOR ALL NOMINEES ☐	☐	WITHHELD FROM ALL NOMINEES

☐

For all nominees except as noted above

Mark box at right if an address change or comment has been noted on the reverse side of this card.					☐

Signature:	Date:	Signature:	Date: